Exhibit 99.1

     National Beverage 'Blasts Off' into its 21st Year With 'Powder' Power

     FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Nov. 16, 2005--To commemorate its 20th anniversary, National Beverage Corp. (AMEX:FIZ) is proud to introduce the newest concepts in energy fuel and vitamins -- 'to go'. Rip It Power Energy Fuel and PowerBlast powders are hitting the market in convenient power-paks ready to mix with water and enjoy. Rip It Power Energy Fuel powder contains the same potent energy burst offered by National Beverage's fast-growing energy beverage, Rip It. PowerBlast powder provides a vitamin boost in addition to an extra 'blast' of energy. Both powders will be available in individual power-paks as well as three-pack "blister" packs and 24-pack display cartons.
     The powders, along with traditional Rip It flavors, are featured at the National Association of Convenience Stores (NACS) show in Las Vegas beginning today. National Beverage is showcasing its full line of products, as well as Mo' Rip It, the promotional 'hipster' for Rip It beverages and powders. In addition to product samplings and raffles of ski equipment, Rip It spokesperson, world-champion moguls skier Jeremy Bloom, will be signing autographs on November
17. National Beverage is also kicking off the Jeremy Bloom Rip It 2 Win It Consumer Sweepstakes with prizes of a trip for two, skis and other ski accessories.
     "Our mission is to successfully launch the first nationally distributed 'powdered' energy and vitamin-enhanced products offered in unique power-paks," stated Joseph G. Caporella, President. "We are positioning the benefits of PowerBlast, which includes vitamins, minerals, electrolytes and botanicals, to appeal to active adults in the 24-44 age bracket. On the other hand, Rip It powders are targeted to young men aged 18-24 who are looking for a quick burst of energy -- right now. One can carry in their pocket, purse, briefcase or wherever the instant energy... 'to use'! Simply mixing the powder with water or other preferred beverages provides a potent boost any time of the day or night," Caporella concluded.
     National Beverage is a TOTAL BEVERAGE COMPANY that produces soft drinks, bottled waters, juices and juice products and is highly recognized for a line of refreshing flavors through its popular brands: Shasta(R), Faygo(R), Ritz(R), Everfresh(R), Mr. Pure(R), LaCroix(R) and Rip It(R).

     Fun & Flavor...the National Beverage Way

     Note: This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors are described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.


     CONTACT: National Beverage Corp., Fort Lauderdale
              Grace A. Keene, 954-581-0922